CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Global Quest, Ltd.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated July 21, 2015, relating to our audit of the balance sheet of Global Quest, Ltd as of the period from January 16, 2015 (inception) through to April 30, 2015, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from January 16, 2015 (inception) through to April 30, 2015. Our report dated July 21, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Walnut, CA

July 30, 2015